FOR IMMEDIATE RELEASE	Contacts:
Investors: Michael Weitz 203-352-8642
Laura Kiernan 203-328-2519
Media: Christopher Bellitti 203-352-8759

WWE® Reports Q3 2016 Results &

Targets Record 2017 Adjusted OIBDA of $100 Million

Third Quarter 2016 Highlights

•

Revenue of $164.2 million was on par with a record third quarter in 2015, which benefited from the WWE series, Tough Enough and Total Divas; 2016 revenue-to-date increased 8% from 2015 to $534.3 million

•	Q3 2016 OIBDA of $24.5 million and Operating income of $18.3 million were in line with the Company’s guidance[1]
•	WWE Network subscribers increased 24% from the third quarter 2015 to 1.46 million average paid subscribers over the third quarter 2016, consistent with the Company’s guidance
•	WWE Network’s Net Promoter Score ranked second among major U.S. OTT services, behind only Netflix, according to research by Parks and Associates (Hulu and MLB.TV ranked 3rd and 4th)
•	The Company completed a content distribution deal in Germany (ProSieben) to grow WWE’s international audience
•	Through the first nine months of 2016, digital engagement continued to grow with video views up 71% to 11.5 billion and social media engagements up 43% to 873 million from the prior year
•	NBCU secured 50 new blue chip advertisers for WWE programming in a two-year period

2017 Outlook

•

The Company outlines management expectations for 2017, which include continued WWE Network subscriber growth, record revenue, targeted Adjusted OIBDA of $100 million and Operating income of $70 million[2]

STAMFORD, Conn., October 27, 2016 - WWE (NYSE:WWE) today announced financial results for its third quarter 2016.  The Company reported Net income of $11.1 million, or $0.14 per diluted share, as compared to Net income of $10.4 million, or $0.14 per diluted share, in the prior year quarter.

“During the quarter, we continued to effectively execute our content strategy, which has resulted in record revenues to-date in 2016 and increased consumption across our media platforms,” said WWE Chairman & CEO Vince McMahon. “This growth illustrates meaningful progress against our long-term strategic plan and provides the foundation for achieving our 2017 financial objectives.”

George Barrios, WWE Chief Strategy & Financial Officer, stated “We achieved a 24% increase in average paid subscribers to WWE Network and generated profits that were within the range of our guidance. We expect continued year-over-year growth in subscribers and profits for the fourth quarter resulting in strong full year performance that is in-line with our previous business outlook.”

Fourth Quarter and Full Year 2016 Business Outlook

The Company projects fourth quarter Adjusted OIBDA of approximately $20 million to $24 million (Operating income of $12 million to $16 million) and average paid subscribers to WWE Network of 1.40 million (+/- 2%).  The fourth quarter subscriber forecast represents an approximate 4% sequential decline from the third quarter 2016 and a 13% increase from the fourth quarter 2015. The Company also projects 2016 Adjusted OIBDA of $80 million to $84 million (Operating income of $54 million to $58 million) and average paid subscribers to WWE Network of approximately 1.42 million representing growth of 25% for the full year.3

2017 Outlook

In 2017, WWE management expects the Company to achieve another year of record revenue and has targeted Adjusted OIBDA of $100 million, which would also be an all-time record (up approximately 20% from projected 2016 Adjusted OIBDA of $80 million to $84 million), and Operating income of $70 million.  Supporting the continued growth in the Company’s revenue and profits, management anticipates contractual increases in television rights fees from key distribution agreements and expects the level of WWE Network subscribers will continue to increase, albeit at a lower rate, on a year-over-year basis.  As management believes there is a significant long term growth opportunity for WWE, the company plans to continue to invest in key areas to optimize WWE’s long-term performance while driving strong bottom line performance.

Providing perspective on the growth of WWE Network and the company’s targeted profit expansion, Mr. Barrios commented, “Given the current scale and leverage of WWE Network, increases in its subscribers have the potential to drive meaningful growth in revenue and profit; therefore, we define success by the achievement of sustained year-over-year increases in this measure. Based on anticipated subscriber growth, we believe we can achieve our targeted record financial results in 2017. Moreover, the continued growth of WWE Network would enable us to deliver a wider range of content, strengthening our engagement with a broadening audience of ardent fans. In addition to supporting our 2017 financial objective, growth of WWE Network would provide us with greater flexibility as the media landscape continues to evolve.”2

Comparability of Results

Third quarter 2015 revenue included approximately $14 million associated with the licensed reality series Total Divas and Tough Enough, which aired 21 episodes in the prior year period.  These episodes did not have a material impact on OIBDA in the prior year quarter. There were no comparable airings in the third quarter 2016.

Three Months Ended September 30, 2016 - Results Overview

Revenues for the quarter were $164.2 million, essentially flat to the prior year.  North American revenues decreased 6% from the prior year quarter predominantly due to the prior-year impact of certain licensed television programs (described above), a lower effective royalty rate for our franchise video game, WWE 2K16, and lower sales of our toy products.  These factors were partially offset by the growth of WWE Network subscribers and increased television rights fees in key distribution agreements. Revenues from outside North America increased 13% driven by the increased monetization of content, as reflected in the Media Division and by higher Live Event revenue, particularly in the EMEA and APAC regions. Revenue in the current period was reduced by approximately $1.0 million due to unfavorable changes in foreign exchange rates.

The following tables reflect net revenues by region and net revenues and OIBDA by division/segment (in millions):

	Three Months Ended
	September 30,
	2016	2015
Net Revenues By Region:
North America	$118.5	$125.9
Europe/Middle East/Africa (EMEA)	24.7	22.7
Asia Pacific (APAC)	18.5	15.9
Latin America	2.5	1.7
Total net revenues	$164.2	$166.2

	Net Revenues		OIBDA
	Three Months Ended		Three Months Ended
	September 30,		September 30,
	2016	2015	2016	2015
Division/Segment
Media Division
Network	$45.1	$40.9	$17.4	$17.7
Television	56.3	65.2	32.4	26.6
Home Entertainment	2.5	3.0	0.9	1.3
Digital Media	6.5	5.8	2.6	3.2
Live Events	28.6	26.1	6.1	6.4
Consumer Products
Licensing	9.0	11.5	4.6	7.1
Venue Merchandise	5.1	4.9	2.0	1.7
WWEShop	7.5	6.0	1.3	1.1
WWE Studios	2.5	1.7	0.9	(0.9)
Corporate & Other	1.1	1.1	(43.7)	(40.8)
Total	$164.2	$166.2	$24.5	$23.4

Three Months Ended September 30, 2016 – Segment Performance Commentary

The year-over-year changes in the Company’s financial performance were driven by its Network, Television, Licensing, WWE Studios and Corporate & Other business segments.  A further discussion of key business segments is provided in the narrative below.  Refer to our third quarter 2016 Form 10-Q for management’s discussion and analysis of financial condition and results of operations pertaining to all of our segments.

Media Division

Revenues from the Company's Media division decreased 4%, to $110.4 million, primarily due to the impact of certain television programming, which more than offset the increased revenue from the growth of WWE Network subscribers and the contractual escalation of television rights fees.

•

Network revenues, which include revenue generated by WWE Network and pay-per-view, increased 10% to $45.1 million.  WWE Network subscription revenue increased 18% to $42.8 million from $36.4 million in the prior year quarter based on a 24% year-over-year increase in average paid subscribers to 1.46 million.

Network segment OIBDA of $17.4 million was essentially unchanged from the prior year quarter as the growth in WWE Network subscription revenue was offset by increased programming expenses, including a $3.2 million allocation of certain expenses shared between the Company’s Network and Television segments.4 A portion of the increase in Network programming expenses relates to the Company’s previously communicated strategic investments.

The Company continued to increase the global subscriber base of WWE Network, as measured on a year-over-year basis, with launches over the trailing 12 months in five countries including Germany and Japan. WWE Network had 1.44 million total paid subscribers at the end of the third quarter, which represented a 17% increase from September 30, 2015.  WWE Network had 1.07 million U.S. paid subscribers and 373,000 international paid subscribers at quarter-end.

The following table provides WWE Network subscriber performance: 5, 6

	As of / Three Month Ended		As of
	September 30,	September 30,	Dec. 31,
	2016	2015	2015
Ending Total Subscribers	1,487	1,306	1,272
Ending Paid Subscribers
U.S.	1,071	990	940
International	373	243	277
Total paid subscribers	1,444	1,233	1,217

Average Paid Subscribers
Quarter	1,458	1,173	1,237
Year-to-date	1,422	1,106	1,139

WWE Network content, including pay-per-views, original series, NXT Takeover, and specials have continued to drive viewer engagement. During the quarter, the Company introduced compelling new content for WWE Network, including NXT Takeover Brooklyn III,  Holy Foley!,  WWE Draft Center Live, and Cruiserweight Classic, a ten-week global tournament.  The Company is on pace to add more than 300 hours of original content to the network’s featured programming in 2016, and more than 2,500 hours of archival content to WWE Network, which would result in an on-demand library of over 7,000 hours at year-end 2016.

•

Television revenues decreased 14% to $56.3 million from $65.2 million in the prior year as contractual increases in key distribution agreements were more than offset by the prior year impact of WWE’s licensed reality series, Total Divas and Tough Enough. There were no scheduled airings of these programs in the third quarter 2016, while the prior year quarter reflected approximately $14 million in revenue from the fourth season of Total Divas (13 episodes) and Tough Enough (8 episodes). As indicated above, the allocation of certain shared expenses reduced Network segment OIBDA and increased Television segment OIBDA by $3.2 million in the third quarter 2016.

Live Events

Live Event revenues increased 10% to $28.6 million primarily due to the staging of 5 additional international events.

•

There were 82 total events (excluding NXT) in the current quarter, including 71 events in North America and 11 events in international markets, as compared to 85 events in the prior year quarter, including 79 events in North America and 6 in international markets.

•

North American live event revenues of $21.0 million were essentially unchanged from the prior year quarter as increases in average attendance and ticket prices were offset by the impact of eight fewer events. Average attendance increased 4% to 5,300, and the average effective ticket price increased 3% to $50.51.

•

International live event revenue increased 56% to $7.0 million from $4.5 million in the prior year quarter primarily due to the impact of five additional events. Average attendance declined 8% to 8,200 and average effective ticket prices declined 15% to $72.13, attributable, in part, to changes in the mix of territories.

Consumer Products

Revenues from Consumer Products decreased 4% to $21.6 million as higher online sales of merchandise at the Company’s e-commerce sites were more than offset by a reduction in licensing revenue.  Licensing revenues decreased 22% to $9.0 million primarily due to a lower effective royalty rate for our franchise video game, WWE 2K16, and lower sales of our toy products.  (As a reminder, the lower effective royalty rate derived from an increasing rate structure over the 2015 year as compared to a flat rate structure in 2016.  For the full year, the Company expects the rate for 2016 will be comparable to the average rate for 2015.)

WWE Studios

Revenues from filmed entertainment increased to $2.5 million as compared to $1.7 million in the prior year quarter.  The increase in revenue was due to the performance and timing of results from the Company’s portfolio of movies.  During the quarter, WWE Studios released two feature films, Scooby Doo! & WWE: Curse of the Speed Demon and Interrogation.  WWE Studios OIBDA increased $1.8 million due, in part, to the increase in revenues, and agreed changes to the terms of distribution of a previously released film, which resulted in lower expenses.

Corporate and Other

Corporate and Other expenses increased to $44.8 million in the current year quarter from $41.9 million in the prior year quarter.  As defined, these expenses include corporate G&A expenses as well as Business Support costs, such as sales, marketing, and talent development costs, which are not allocated to specific segments. The $2.9 million rise in Corporate & other expense reflected investments in data analytics, global branding, and certain talent initiatives.

Operating Income Before Depreciation and Amortization (OIBDA)

OIBDA was $24.5 million as compared to $23.4 million in the prior year quarter. The increase in OIBDA reflected the increased monetization of the Company’s video content. Television and Network profits, on a combined basis, increased $5.5 million due to the contractual escalation of key distribution agreements and growth in WWE Network subscriptions, which were partially offset by higher production costs.4 These growth factors were offset, in part, by a $2.5 million reduction in Licensing profits from a lower effective video game royalty rate and lower sales of toy products, as well as an increase in Corporate and Other expenses as described above.  The Company's overall OIBDA margin was 15% in the current year quarter as compared to 14% in the prior year quarter.

Nine Months Ended September 30, 2016 - Results Overview

Total revenues for the nine months ended September 30, 2016 were $534.3 million as compared to $492.6 million in the prior year period.  Operating income for the current year period was $41.8 million versus $40.3 million in the prior year period. Net income was $25.8 million, or $0.33 per diluted share, as compared to Net income of $25.3 million, or $0.33 per diluted share, in the prior year period. OIBDA was $59.6 million for the current nine month period as compared to OIBDA of $57.6 million in the prior year period.

Nine Months Ended September 30, 2016 – Segment Performance Commentary

Revenues increased 8% to $534.3 million from $492.6 million with growth from across the Company’s business segments. North American revenues increased 7% driven primarily by the growth of WWE Network, higher Live Events and Digital Media revenue, as well as higher online sales of branded merchandise as reflected in WWE Shop. Partially offsetting this growth was a decline in television revenue as the escalation of rights fees in key distribution agreements was more than offset by the impact of airing fewer episodes of the Company’s licensed reality series. Revenues from outside North America increased 14% driven by the growth of WWE Network, increased television rights fees as well as higher live event and e-commerce merchandise sales, particularly in the EMEA region. Revenue in the current period was reduced by approximately $2.7 million due to unfavorable changes in foreign exchange rates.

The following tables reflect net revenues by region and net revenues and OIBDA by division/segment (in millions):

	Nine Months Ended
	September 30,
	2016	2015
Net Revenues By Region:
North America	$398.3	$373.6
Europe/Middle East/Africa (EMEA)	88.5	75.2
Asia Pacific (APAC)	41.3	38.4
Latin America	6.2	5.4
Total net revenues	$534.3	$492.6

	Net Revenues		OIBDA
	Nine Months Ended		Nine Months Ended
	September 30,		September 30,
	2016	2015	2016	2015
Division/Segment
Media Division
Network	$137.2	$118.6	$27.5	$33.4
Television	173.1	175.5	87.9	73.7
Home Entertainment	8.9	10.8	3.4	4.0
Digital Media	18.4	13.9	2.7	2.3
Live Events	105.8	91.8	35.6	30.7
Consumer Products
Licensing	39.0	39.3	22.8	24.3
Venue Merchandise	19.3	18.0	7.7	7.0
WWEShop	21.8	17.1	4.3	3.6
WWE Studios	7.7	5.3	0.9	(1.3)
Corporate & Other	3.1	2.3	(133.2)	(120.1)
Total	$534.3	$492.6	$59.6	$57.6

Media Division

Revenues from the Company's Media division increased 6% to $337.6 million from $318.8 million primarily due to the growth in WWE Network subscription revenue, contractual increases in key television distribution agreements and higher digital media revenue. These growth drivers were partially offset by the impact of fewer episodes of the licensed reality series, Tough Enough and Total Divas, and revenue declines from the Company’s Home Entertainment segment.

Live Events

Live Event revenues increased 15% to $105.8 million from $91.8 million in the prior year period primarily due to a 12% increase in average ticket prices at the Company’s events in North America, including WrestleMania, an increase in international ticket sales, and an expanded touring schedule for the Company’s NXT brand. Average attendance at the Company’s international events increased 18% to 8,000 and the company held six additional events in international markets.

Consumer Products Division

Revenues from Consumer Products increased 8% to $80.1 million from $74.4 million in the prior year period, with growth driven by higher sales of branded merchandise through the Company’s e-commerce website, WWEShop, and on distribution channels including Amazon.

WWE Studios

WWE Studios recognized revenue of $7.7 million as compared to revenue of $5.3 million in the prior year period. The increase in revenue was due to the performance and timing of results from the Company’s portfolio of movies.

Corporate and Other

Corporate and Other expenses were $136.3 million as compared to $122.4 million in the prior year period. As defined, these expenses include corporate G&A expenses as well as Business Support costs such as sales, marketing, international management and talent development costs, which are not allocated to specific segments. The rise in Corporate & Other expense reflects investments to support key strategic initiatives and certain talent related costs.

Operating Income Before Depreciation and Amortization (OIBDA)

OIBDA increased to $59.6 million from $57.6 million in the prior year period primarily due to the increased monetization of the Company’s video content and higher profits from its Live Event business.  Television and Network profits, on a combined basis, increased $8.3 million with the contractual escalation of key distribution agreements and growth in WWE Network subscriptions, which were partially offset by higher production costs.7 Live Event profits increased $4.9 million primarily due to higher ticket sales and effective pricing for the Company’s premier event, WrestleMania, as well as increased international events and attendance. Partially offsetting these growth drivers was a $13.9 million increase in Corporate and Other expenses (as described above).  The Company's OIBDA margin was 11% in the current year period as compared to 12% in the prior year period.

Cash Flows & Liquidity

Cash generated from operating activities was $19.7 million in the current nine-month period, compared to $31.9 million in the prior year period.  The $12.2 million decrease in cash generated by operating activities was primarily due to the increased payout of management incentive compensation.

Capital expenditures increased $8.0 million from the prior year period in continued support of the Company's content production activities. Capital expenditures in the current year period include $4.8 million paid as part of the consideration towards the purchase of a building and underlying real property located in Stamford, Connecticut.

As of September 30, 2016, the Company held $68 million in cash and short-term investments and estimates debt capacity under its revolving line of credit of approximately $150 million.

Notes

(1) The definition of OIBDA, Adjusted OIBDA and a reconciliation of Q3 2016 Operating Income to Adjusted OIBDA can be found in the Supplemental Information in this release.

(2) The Company’s business model and expected results will continue to be subject to significant execution risks, including those risks outlined in the Company’s Form 10-K filing with the SEC.

(3) Reconciliation of Q4 2016 and full year 2016 and 2017 Operating Income to Adjusted OIBDA can be found in the Supplemental Information in this release.

(4) Beginning in January 2016, the Company started allocating certain shared expenses between its Network and Television segments.  Management believes this allocation more accurately reflects the operations of these segments. For the third quarter 2016, the implementation of this allocation methodology reduced Network segment OIBDA by $3.2 million and increased Television segment OIBDA by a corresponding $3.2 million. The allocation methodology had no impact on the Company’s consolidated financial statements.

(5) Metrics reflect subscribers who are direct customers of WWE Network and subscribers reported under licensed partner agreements, which have different economic terms for the network.

(6) Average paid subscribers are calculated based on the arithmetic daily mean over the relevant period, and may differ substantially from paid subscribers at the end of any period due to the timing of paid subscriber additions and losses.

(7) For the nine month period ended September 30, 2016, the allocation of shared production expenses (as described in note 3 above) reduced Network segment OIBDA by $11.6 million and increased Television segment OIBDA by a corresponding $11.6 million. The allocation methodology had no impact on the Company’s consolidated financial statements.

Additional Information

Additional business metrics are made available to investors on the corporate website - ir.corporate.wwe.com.  Note: As previously announced WWE will host a conference call at 11:00 a.m. ET on October 27th to discuss the Company's earnings results for the third quarter of 2016.  All interested parties are welcome to listen to a live web cast that will be hosted through the Company’s web site at ir.corporate.wwe.com. Participants can access the conference call by dialing 1-855-200-4993 (toll free) or 1-913-489-5104 from outside the U.S. (conference ID for both lines: 5141090).  Please reserve a line 5-10 minutes prior to the start time of the conference call.

The earnings presentation referenced during the call will be made available on October 27, 2016 at ir.corporate.wwe.com. A replay of the call will be available approximately two hours after the conference call concludes, and can be accessed on the Company’s web site.

About WWE

WWE, a publicly traded company (NYSE: WWE), is an integrated media organization and recognized leader in global entertainment. The company consists of a portfolio of businesses that create and deliver original content 52 weeks a year to a global audience. WWE is committed to family friendly entertainment on its television programming, pay-per-view, digital media and publishing platforms. WWE programming reaches more than 650 million homes worldwide in 25 languages. WWE Network, the first-ever 24/7 over-the-top premium network that includes all live pay-per-views, scheduled programming and a massive video-on-demand library, is currently available in more than 180 countries. The company is headquartered in Stamford, Conn., with offices in New York, Los Angeles, London, Mexico City, Mumbai, Shanghai, Singapore, Dubai, Munich and Tokyo.

Additional information on WWE (NYSE: WWE) can be found at wwe.com and corporate.wwe.com. For information on our global activities, go to http://www.wwe.com/worldwide/.

Trademarks:  All WWE programming, talent names, images, likenesses, slogans, wrestling moves, trademarks, logos and copyrights are the exclusive property of WWE and its subsidiaries. All other trademarks, logos and copyrights are the property of their respective owners.

Forward-Looking Statements: This press release contains forward-looking statements pursuant to the safe harbor provisions of the Securities Litigation Reform Act of 1995, which are subject to various risks and uncertainties. These risks and uncertainties include, without limitation, risks relating to: WWE Network; major distribution agreements; our need to continue to develop creative and entertaining programs and events; the possibility of a decline in the popularity of our brand of sports entertainment; the continued importance of key performers and the services of Vincent K. McMahon; possible adverse changes in the regulatory atmosphere and related private sector initiatives; the highly competitive, rapidly changing and increasingly fragmented nature of the markets in which we operate and greater financial resources or marketplace presence of many of our competitors; uncertainties associated with international markets; our difficulty or inability to promote and conduct our live events and/or other businesses if we do not comply with applicable regulations; our dependence on our intellectual property rights, our need to protect those rights, and the risks of our infringement of others’ intellectual property rights; the complexity of our rights agreements across distribution mechanisms and geographical areas; potential substantial liability in the event of accidents or injuries occurring during our physically demanding events including, without limitation, claims relating to CTE; large public events as well as travel to and from such events; our feature film business; our expansion into new or complementary businesses and/or strategic investments; our computer systems and online operations; privacy norms and regulations; a possible decline in general economic conditions and disruption in financial markets; our accounts receivable; our revolving credit facility; litigation; our potential failure to meet market expectations for our financial performance, which could adversely affect our stock; Vincent K. McMahon exercises control over our affairs, and his interests may conflict with the holders of our Class A common stock; a substantial number of shares are eligible for sale by the McMahons and the sale, or the perception of possible sales, of those shares could lower our stock price; and the relatively small public “float” of our Class A common stock. In addition, our dividend is dependent on a number of factors, including, among other things, our liquidity and historical and projected cash flow, strategic plan (including alternative uses of capital), our financial results and condition, contractual and legal restrictions on the payment of dividends (including under our revolving credit facility), general economic and competitive conditions and such other factors as our Board of Directors may consider relevant. Forward-looking statements made by the Company speak only as of the date made and are subject to change without any obligation on the part of the Company to update or revise them. Undue reliance should not be placed on these statements.  For more information about risks and uncertainties associated with the Company’s business, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of the Company’s SEC filings, including, but not limited to, our annual report on Form 10-K and quarterly reports on Form 10-Q.

World Wrestling Entertainment, Inc.

Consolidated Income Statements

(In millions, except per share data)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2016	2015	2016	2015
Net revenues	$164.2	$166.2	$534.3	$492.6
Cost of revenues	87.6	98.3	313.0	295.3
Selling, general and administrative expenses	52.1	44.5	161.7	139.7
Depreciation and amortization	6.2	5.5	17.8	17.3
Operating income	18.3	17.9	41.8	40.3
Investment income, net	0.7	0.6	1.9	1.2
Interest expense	(0.6)	(0.6)	(1.8)	(1.7)
Other expense, net	(0.3)	(0.6)	(1.5)	(1.0)
Income before income taxes	18.1	17.3	40.4	38.8
Provision for income taxes	7.0	6.9	14.6	13.5
Net income	$11.1	$10.4	$25.8	$25.3

Earnings per share:
Basic	$0.15	$0.14	$0.34	$0.33
Diluted	$0.14	$0.14	$0.33	$0.33

Weighted average common shares outstanding:
Basic	76.3	75.8	76.1	75.6
Diluted	77.6	76.5	77.4	76.2
Dividends declared per common share (Class A and B)	$0.12	$0.12	$0.36	$0.36

World Wrestling Entertainment, Inc.

Consolidated Balance Sheets

(In millions)

(Unaudited)

	As of
	September 30,	December 31,
	2016	2015
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$11.5	$38.0
Short-term investments, net	56.1	64.4
Accounts receivable, net	63.7	58.4
Inventory	7.9	6.2
Prepaid expenses and other current assets	28.6	12.8
Total current assets	167.8	179.8
PROPERTY AND EQUIPMENT, NET	137.4	105.2
FEATURE FILM PRODUCTION ASSETS, NET	29.8	26.4
TELEVISION PRODUCTION ASSETS, NET	16.0	11.4
INVESTMENT SECURITIES	24.9	22.3
NON-CURRENT DEFERRED INCOME TAX ASSETS	33.5	44.7
OTHER ASSETS, NET	18.2	19.3
TOTAL ASSETS	$427.6	$409.1
LIABILITIES AND STOCKHOLDERS’ EQUITY
CURRENT LIABILITIES:
Current portion of long-term debt	$6.1	$4.4
Accounts payable and accrued expenses	61.7	70.0
Deferred income	65.5	57.2
Total current liabilities	133.3	131.6
LONG-TERM DEBT	36.7	17.1
NON-CURRENT INCOME TAX LIABILITIES	0.8	1.1
NON-CURRENT DEFERRED INCOME	36.8	50.0
Total liabilities	207.6	199.8
COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS’ EQUITY:
Class A common stock	0.4	0.3
Class B convertible common stock	0.4	0.4
Additional paid-in capital	382.3	369.7
Accumulated other comprehensive income	3.1	3.0
Accumulated deficit	(166.2)	(164.1)
Total stockholders’ equity	220.0	209.3
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$427.6	$409.1

World Wrestling Entertainment, Inc.

Consolidated Statements of Cash Flows

(In millions)

(Unaudited)

	Nine Months Ended
	September 30,
	2016	2015
OPERATING ACTIVITIES:
Net income	$25.8	$25.3
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Amortization and impairments of feature film production assets	4.4	2.9
Amortization of television production assets	19.1	26.4
Depreciation and amortization	21.5	20.1
Services provided in exchange for equity instruments	(2.5)	(1.7)
Equity in earnings of affiliate, net of dividends received	(0.4)	(0.2)
Other amortization	1.6	1.6
Stock-based compensation	15.6	12.1
(Recovery from) provision for doubtful accounts	(0.4)	0.4
(Benefit from) provision for deferred income taxes	11.2	(10.6)
Other non-cash adjustments	(0.5)	(0.8)
Cash (used in)/provided by changes in operating assets and liabilities:
Accounts receivable	(4.9)	(14.7)
Inventory	(1.8)	(0.8)
Prepaid expenses and other assets	(19.9)	(6.6)
Feature film production assets	(7.1)	(4.3)
Television production assets	(23.7)	(26.6)
Accounts payable, accrued expenses and other liabilities	(16.0)	7.9
Deferred income	(2.3)	1.5
Net cash provided by operating activities	19.7	31.9
INVESTING ACTIVITIES:
Purchases of property and equipment and other assets	(23.9)	(15.9)
Purchases of short-term investments	—	(14.7)
Proceeds from sales and maturities of investments	7.6	19.7
Purchase of equity investments	(2.2)	(1.2)
Net cash used in investing activities	(18.5)	(12.1)
FINANCING ACTIVITIES:
Repayment of long-term debt	(13.3)	(3.2)
Dividends paid	(27.4)	(27.2)
Debt issuance costs	(0.7)	(0.9)
Proceeds from borrowings under the credit facilities	11.6	—
Proceeds from issuance of stock	1.2	1.0
Excess tax benefits from stock-based payment arrangements	0.9	0.4
Net cash used in financing activities	(27.7)	(29.9)
NET DECREASE IN CASH AND CASH EQUIVALENTS	(26.5)	(10.1)
CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD	38.0	47.2
CASH AND CASH EQUIVALENTS, END OF PERIOD	$11.5	$37.1
NON-CASH INVESTING TRANSACTIONS:
Non-cash purchase of property and equipment	$3.7	$1.2
Non-cash assumption of mortgage	$23.0	$—
Non-cash purchase of investment securities	$—	$13.8

World Wrestling Entertainment, Inc.

Supplemental Information – Schedule of Adjustments

(In millions, except per share data)

(Unaudited)

	Three Months Ended
	September 30,
	2016	2015
Operating income	$18.3	$17.9
Investment, interest and other income, net	(0.2)	(0.6)
Income before taxes	18.1	17.3
Provision for income taxes	7.0	6.9
Net income	$11.1	$10.4
Earnings per share - diluted	$0.14	$0.14
Reconciliation of Operating income to OIBDA
Operating income	$18.3	$17.9
Depreciation & amortization	6.2	5.5
OIBDA	$24.5	$23.4

	Nine Months Ended
	September 30,
	2016	2015
Operating income	$41.8	$40.3
Investment, interest and other income, net	(1.4)	(1.5)
Income before taxes	40.4	38.8
Provision for income taxes	14.6	13.5
Net income	$25.8	$25.3
Earnings per share - diluted	$0.33	$0.33
Reconciliation of Operating income to OIBDA
Operating income	$41.8	$40.3
Depreciation & amortization	17.8	17.3
OIBDA	$59.6	$57.6

Non-GAAP Measures:

We define OIBDA as operating income before depreciation and amortization, excluding feature film and television production amortization and related impairments. OIBDA is a non-GAAP financial measure and may be different than similarly-titled non-GAAP financial measures used by other companies. A limitation of OIBDA is that it excludes depreciation and amortization, which represents the periodic charge for certain fixed assets and intangible assets used in generating revenues for the Company's business. OIBDA should not be regarded as an alternative to operating income or net income as an indicator of operating performance, or to the statement of cash flows as a measure of liquidity, nor should it be considered in isolation or as a substitute for financial measures prepared in accordance with GAAP. We believe that operating income is the most directly comparable GAAP financial measure to OIBDA.

Adjusted OIBDA,  Adjusted Operating income,  Adjusted Net income and Adjusted Earnings per share exclude certain non-recurring material items, which otherwise would impact the comparability of results between periods. No such items were reported in, or have been adjusted from the three months or six months ended June 30, 2016 or 2015 results.  These should not be considered as an alternative to net income, cash flows from operations or any other indicator of WWE's performance or liquidity, determined in accordance with U.S. GAAP.

Our management uses OIBDA and Adjusted OIBDA measures to evaluate operating performance of the consolidated business and to set goals for operating managers.  As such, we believe these measures provide relevant and useful information to our current and potential investors

World Wrestling Entertainment, Inc.

Supplemental Information - Reconciliation of Q4 2016 and Full Year 2016 and 2017 Business Outlook

(In millions, except per share data)

(Unaudited)

Reconciliation of Q4 2016 Operating income to Adjusted OIBDA

Operating Income	Depreciation	OIBDA	Adjustments to OIBDA	Adjusted OIBDA
$12 - $16	$8	$20 - $24	$-	$20 - $24

Reconciliation of 2016 Operating income to Adjusted OIBDA

Operating Income	Depreciation	OIBDA	Adjustments to OIBDA	Adjusted OIBDA
$54 - $58	$26	$80 - $84	$-	$80 - $84

Reconciliation of 2017 Operating income to Adjusted OIBDA

Operating Income	Depreciation	OIBDA	Adjustments to OIBDA	Adjusted OIBDA
$70	$30	$100	$-	$100

Non-GAAP Measures:

We define OIBDA as operating income before depreciation and amortization, excluding feature film and television production asset amortization and impairments. OIBDA is a non-GAAP financial measure and may be different than similarly-titled non-GAAP financial measures used by other companies. A limitation of OIBDA is that it excludes depreciation and amortization, which represents the periodic charge for certain fixed assets and intangible assets used in generating revenues for the Company's business. OIBDA should not be regarded as an alternative to operating income or net income as an indicator of operating performance, or to the statement of cash flows as a measure of liquidity, nor should it be considered in isolation or as a substitute for financial measures prepared in accordance with GAAP. We believe that operating income is the most directly comparable GAAP financial measure to OIBDA.

Adjusted OIBDA, Adjusted Operating income, Adjusted Net income and Adjusted Earnings per share exclude certain non-recurring material items, which otherwise would impact the comparability of results between periods. These items include, but are not limited to, non-cash impairments of film, intangible and fixed assets, gains and losses on asset sales, as well as material restructuring charges.  The adjusted measures should not be considered as an alternative to net income, cash flows from operations or any other indicator of WWE's performance or liquidity, determined in accordance with U.S. GAAP.

The Company believes the presentation of OIBDA and Adjusted OIBDA is relevant and useful for investors because it allows investors to view our operating performance in the same primary method used by management to evaluate operating performance.  Additionally, we believe they provide a meaningful representation of operating cash flows.

World Wrestling Entertainment, Inc.

Supplemental Information - Free Cash Flow

(In millions)

(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2016	2015	2016	2015
Net cash provided by operating activities	$17.0	$3.8	$19.7	$31.9
Less cash used for capital expenditures:
Purchase of property and equipment and other assets	(8.4)	(4.9)	(23.9)	(15.9)
Free Cash Flow	$8.6	$(1.1)	$(4.2)	$16.0

Non-GAAP Measure:

We define Free Cash Flow as net cash provided by operating activities less cash used for capital expenditures. Although it is not a recognized measure of liquidity under U.S. GAAP, Free Cash Flow provides useful information regarding the amount of cash our continuing business is generating after capital expenditures, available for reinvesting in the business, debt service, and payment of dividends.